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                                                                    EXHIBIT 15.1

                       [LETTERHEAD OF ERNST & YOUNG LLP]

Board of Directors
AmSouth Bancorporation

We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related Proxy Statement and Prospectus of AmSouth Bancorporation for the registration of up to 230,000,000 shares of its common stock of our reports dated May 10, 1999 and August 10, 1999 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation and subsidiaries that are included in its Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s Ernst & Young LLP

Birmingham, Alabama
August 10, 1999